Exhibit 99.4

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES

INCREASE IN MAXIMUM AGGREGATE PRINCIPAL AMOUNT OF CASH TENDER

OFFER FOR SENIOR NOTES DUE 2025

SPRING, Texas – August 16, 2021...Southwestern Energy Company (NYSE: SWN) (the “Company”) today announced an increase in the Maximum Aggregate Principal Amount (as defined below) of its previously announced offer to purchase for cash up to the Maximum Principal Amount of the Company’s 4.95% Senior Notes due 2025 (the “2025 Notes”), subject to the terms and conditions described in the Company’s Offer to Purchase dated August 16, 2021 (the “Offer to Purchase”). The Maximum Aggregate Principal Amount has been increased from $25,000,000 to $167,000,000. The terms of the previously announced Tender Offer for any and all of the Company’s 7.50% Senior Notes due 2026 and the related Consent Solicitation, each as described in the Offer to Purchase, are unchanged.

			Dollars per U.S. $1,000 Principal Amount of Notes
Title of Notes	CUSIP Number/ISIN	Aggregate Principal Amount Outstanding (U.S. $)	Tender Offer Consideration(1) (U.S. $)	Early Tender Premium (U.S. $)	Total Consideration(1,2) (U.S. $)
7.50% Senior Notes due 2026	845467AM1	$617,622,000	$1,030	$30	$1,060
4.95% Senior Notes due 2025(3,4)	845467AL3	$856,454,000	$1,065	$30	$1,095

(1)	Does not include accrued interest, which will also be payable as provided herein.
(2)	Includes the Early Tender Premium.
(3)

On April 7, 2020, S&P downgraded the Company’s bond rating to BB-, which had the effect of increasing the interest rate on the 2025 Notes to 6.45% following the July 23, 2020 interest payment date. The first coupon payment to the holders of the 2025 Notes at the higher interest rate was paid in January 2021.

(4)	The Maximum Aggregate Principal Amount for the 2025 Notes will be $167,000,000, excluding accrued interest.

Acceptance of tenders (if any) of the 2025 Notes will be subject to proration if the aggregate principal amount, for all such 2025 Notes validly tendered (and not validly withdrawn) is greater than the Maximum Aggregate Principal Amount.

Citigroup Global Markets Inc. and BofA Securities, Inc. are the Lead Dealer Managers and Lead Solicitation Agents in the Tender Offers (as defined in the Offer to Purchase) and the related consent solicitation and Credit Agricole Securities (USA) Inc., MUFG Securities Americas Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are Co-Dealer Managers and Co-Solicitation Agents in the Tender Offers and the related consent solicitation. Global Bondholder Services Corporation has been retained to serve as the Tender and Information Agent for the Tender Offers and the related consent solicitation. Persons with questions regarding the Tender Offers and the related consent solicitation should contact Citigroup Global Markets Inc. at (toll free) (800) 558-3745 or (collect) (212) 723-6106 and BofA Securities, Inc. at (collect) (980) 388-3646. Requests for the Offer to Purchase should be directed to Global Bondholder Services Corporation at (toll free) (866) 807-2200 or by email to contact@gbsc-usa.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers and the related consent solicitation are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers (as defined in the Offer to Purchase), or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Southwestern Energy

Southwestern Energy Company is a leading U.S. producer of natural gas and natural gas liquids focused on responsibly developing large-scale energy assets in the nation’s most prolific shale gas basins. SWN’s returns-driven strategy strives to create sustainable value for its stakeholders by leveraging its scale, financial strength and operational execution.

Investor Contact

Brittany Raiford

Director, Investor Relations

(832) 796-7906

brittany_raiford@swn.com

Bernadette Butler

Investor Relations Advisor

(832) 796-6079

bernadette_butler@swn.com

Forward-Looking Statements

Certain statements and information in this news release may constitute “forward-looking statements.” Forward-looking statements relate to future events, including, but not limited to the Tender Offers and the related consent solicitation. The words “believe,” “expect,” “anticipate,” “plan,” “predict,” “intend,” “seek,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “likely,” “guidance,” “goal,” “model,” “target,” “budget” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, Southwestern Energy Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Management cautions you that the forward-looking statements contained herein are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids, including regional basis differentials and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to COVID-19 or other public health crises and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets; our ability to fund our planned capital investments; a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate; the extent to which lower commodity prices impact our ability to service or refinance our existing debt; the impact of volatility in the financial markets or other global economic factors; difficulties in appropriately allocating capital and resources among our strategic opportunities; the timing and extent of our success in discovering, developing, producing and estimating reserves; our ability to maintain leases that may expire if production is not established or profitably maintained; our ability to transport our production to the most favorable markets or at all; the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing, climate and over-the-counter derivatives; the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally; the effects of weather; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; credit risk relating to the risk of loss as a result of non-performance by our counterparties; and any other factors listed in the reports we have filed and may file with the Securities and Exchange Commission that are incorporated by reference herein. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

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